Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of September 20, 2021 (this “Agreement”), by and among G Squared Ascend I Inc., a Cayman Islands exempted company (the “SPAC”), Transfix, Inc., a Delaware corporation (the “Company”), Transfix Holdings, Inc., a Delaware corporation and wholly owned direct Subsidiary of the Company (“Holdings”), and G Squared Ascend Management I, LLC, a Cayman Islands limited liability company (the “Sponsor”), and each of the individuals whose names appear on the signature pages of this Agreement (each, an “Beneficial Owner” and, collectively, the “Beneficial Owners”).

WHEREAS, as of the date hereof, the Sponsor is the holder of record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 8,349,000 SPAC Class B ordinary shares (the “Sponsor Shares”) and the Beneficial Owners collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of SPAC Class B ordinary shares as are indicated opposite their respective names on Exhibit A attached hereto (all such SPAC Class B ordinary shares, together with the Sponsor Shares and any SPAC Class A ordinary shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) has been or is hereafter acquired by the Sponsor or any Beneficial Owner through the Closing Date (or, if earlier, prior to the termination of this Agreement) are referred to herein as the “Voting Shares”);

WHEREAS, as of the date hereof, the Sponsor is the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of warrants to purchase 7,100,000 Class A ordinary shares of SPAC;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, SPAC, the Company, Horizon Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Holdings, have entered into a business combination agreement (the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides for, among other things, that, upon the terms and subject to the conditions thereof, (a) on the Closing Date prior to the Initial Closing, SPAC will consummate the Domestication, (b) on the Closing Date but after the Domestication Effective Time, SPAC will merge with and into Holdings (the “Initial Merger”), with Holdings surviving the Initial Merger (Holdings, in its capacity as the surviving corporation of the Initial Merger, is sometimes referred to herein as the “Surviving Corporation”) and becoming the sole owner of Merger Sub, (c) on the Closing Date but immediately after the Initial Merger Effective Time, Merger Sub will merge with and into the Company (the “Acquisition Merger”), with the Company surviving the Acquisition Merger as a wholly owned subsidiary of the Surviving Corporation;

WHEREAS, in order to induce the Company, the SPAC and Holdings to enter into the BCA, the Sponsor and the Beneficial Owners are executing and delivering this Agreement to the SPAC and the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.  Agreement to Vote. Each of the Sponsor and the Beneficial Owners, by this Agreement, with respect to he, she, or its Voting Shares, hereby agrees to (a) vote at any meeting of the shareholders of the SPAC, and in any action by written consent of the shareholders of the SPAC, all of such Sponsor or Beneficial Owner’s Voting Shares (i) in favor of the approval and adoption of the BCA and the Transactions, including the Required SPAC Proposals, the approval and adoption of the Omnibus Incentive Plan and the ESPP, and, if applicable, the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing; and (ii) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the shareholders of the SPAC; (b) appear at any meeting of the shareholders of the SPAC, and in any action by written consent of the shareholders of the SPAC for purposes of constituting a quorum; and (c) vote at any meeting of the shareholders of the SPAC, and in any action by written consent of the shareholders of the SPAC, against any proposals that would materially impede the transactions.

2.  Redemption and Transfer of Voting Shares. Each of the Sponsor and Beneficial Owners, agrees that, prior to the Closing Date, he, she, or it shall not, directly or indirectly, (a) redeem any of the Voting Shares; (b) sell, assign, transfer any of the Voting Shares or otherwise agree to do any of the foregoing; (c) deposit any Voting Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement; or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Voting Shares.

3.  Waiver of Anti-Dilution Provision. The Sponsor and each Beneficial Owner hereby waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated articles of association of SPAC, dated February 4, 2021 (as it may be amended from time to time, the “Articles”), the provisions of Section 12 of the Articles to have the Class B ordinary shares convert into shares of SPAC Class A Common Stock pursuant to the Domestication at a ratio of greater than one-for-one, and agrees not to exercise, assert or perfect, any anti-dilution protections with respect to the rate at which the Class B ordinary shares shall convert into shares of SPAC Class A Common Stock pursuant to the Domestication. The waiver specified in this Section 3 shall be applicable only in connection with the Transactions and this Agreement (and any Equity Securities issued in connection with the Transactions) and shall be void and of no force and effect if the BCA shall be terminated for any reason in accordance with the terms of Article IX of the BCA.

4.  Forfeiture. Pursuant to the Domestication, the Sponsor Shares will be converted automatically into eight million three hundred forty nine thousand (8,349,000) shares of SPAC Class A Common Stock (the “Sponsor SPAC Class A Common Stock”). In connection with the consummation of the transactions contemplated by the BCA, the Sponsor hereby agrees that immediately prior to the Initial Merger Effective Time, the Sponsor shall forfeit and surrender, and/or cause the forfeiture and surrender, to SPAC, for no consideration, of one million six hundred sixty nine thousand eight hundred (1,669,800) shares of Sponsor SPAC Class A Common Stock (the “Forfeited Shares”). After giving effect to the forfeiture of the Forfeited Shares, immediately prior to the Initial Merger Effective Time the Sponsor shall hold six million six hundred seventy nine thousand two hundred (6,679,200) shares of Sponsor SPAC Class A Common Stock (the “Remaining SPAC Sponsor Shares”). The Sponsor hereby agrees to take, and authorizes SPAC to take, such actions as shall be necessary to evidence such surrender and forfeiture of such Forfeited Shares as of immediately prior to the Initial Merger Effective Time.

5.  Amendment of the Lock-up. The Sponsor and each Beneficial Owner hereby agrees that effective as of the Initial Merger Effective Time, Section 5 of that certain Letter Agreement, dated February 4, 2021, by and among, SPAC, the Sponsor, each Beneficial Owner (the “Letter Agreement”), shall be amended and restated in its entirety as follows:

“5.           Lock-up; Transfer Restrictions.

(a)            Pursuant to the Initial Merger, the Remaining SPAC Sponsor Shares will be converted automatically into six million six hundred seventy nine thousand two hundred (6,679,200) shares of Surviving Corporation Class A Common Stock (the “Surviving Corporation Sponsor Shares”).

(b)           Subject to Section 5(f), the Sponsor shall not Transfer three million three hundred thirty nine thousand six hundred (3,339,600) Surviving Corporation Sponsor Shares (the “Lock-Up Shares”) until from and after the earlier to occur of: (i) the one year anniversary of the date of the Initial Merger; and (ii) the date on which a Change of Control occurs.

(c)           Subject to Section 5(f), the Sponsor shall not Transfer one million one hundred thirteen thousand two hundred (1,113,200) Surviving Corporation Sponsor Shares until from and after the earlier to occur of: (i) the first date upon which the volume-weighted average share price of the Surviving Corporation Class A Common Stock equals or exceeds $12.50 for at least 20 Trading Days out of any 30 consecutive Trading Days commencing after Closing Date; and (ii) the date on which a Change of Control occurs.

(d)           Subject to Section 5(f), the Sponsor shall not Transfer one million one hundred thirteen thousand two hundred (1,113,200) Surviving Corporation Sponsor Shares until from and after the earlier to occur of: (i) the first date upon which the volume-weighted average share price of the Surviving Corporation Class A Common Stock equals or exceeds $15.00 for at least 20 Trading Days out of any 30 consecutive Trading Days commencing after Closing Date; and (ii) the date on which a Change of Control occurs.

(e)            Subject to Section 5(f), the Sponsor shall not Transfer one million one hundred thirteen thousand two hundred (1,113,200) Surviving Corporation Sponsor Shares until from and after the earlier to occur of: (i) the first date upon which the volume-weighted average share price of the Surviving Corporation Class A Common Stock equals or exceeds $17.50 for at least 20 Trading Days out of any 30 consecutive Trading Days commencing after Closing Date; and (ii) the date on which a Change of Control occurs.

(f)            Notwithstanding the provisions set forth in this Section 5(b) through Section 5(e), from and after the Initial Merger Effective Time the Sponsor or its Permitted Transferees may Transfer any Surviving Corporation Sponsor Shares to (i) the Surviving Corporation’s officers or directors, (ii) any affiliates or family members of the Surviving Corporation’s officers or directors, or (iii) any direct or indirect managers, officers, partners, members or equity holders of Sponsor, any affiliates of Sponsor or any related investment funds or vehicles controlled or managed by such Persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; or (e) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors of the Surviving Corporation or a duly authorized committee thereof or other similar transaction which results in all of the Surviving Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the Closing Date; provided, that in connection with any Transfer of such Surviving Corporation Sponsor Shares to a Permitted Transferee, the restrictions and obligations contained in Section 5(b) through Section 5(e), as applicable. will continue to apply to such Surviving Corporation Sponsor Shares after any Transfer of such Surviving Corporation Sponsor Shares and such Permitted Transferee shall continue to be bound by such restrictions and obligations under Section 5(b) through Section 5(e) as if such Permitted Transferee were a party hereto.

(g)            Any Surviving Corporation Sponsor Shares (other than the Lock-Up Shares) that are not Transferrable in accordance with Section 5(c), Section 5(d) or Section 5(e), as applicable, on or prior to the sixth anniversary of the Closing Date shall be forfeited and cancelled for no consideration.

(h)           The Sponsor agrees not to Transfer any Assumed Warrants or the shares of Surviving Corporation Class A Common Stock underlying such Assumed Warrants, in each case, issued to the Sponsor in connection with the Initial Merger, in respect of SPAC Delaware Warrants held by Sponsor immediately prior to the Initials Merger Effective Time, until 30 days after the Closing Date.

(i)            Capitalized terms used but not defined in this Letter Agreement shall have the meanings ascribed to them in that certain Sponsor Support Agreement, dated as of September 20, 2021, among the Sponsor, the Insiders, the Company and certain other parties.”

6.  Representations and Warranties. Each of the Sponsor and Beneficial Owners, severally and not jointly, represents and warrants to the Company as follows:

(a)           The execution, delivery and performance by such Sponsor or Beneficial Owner of this Agreement and the consummation by such Sponsor or Beneficial Owner of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to such Sponsor or Beneficial Owner (as applicable), (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Voting Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of such Sponsor or Beneficial Owner (as applicable)) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Sponsor or Beneficial Owner’s (as applicable)Organizational Documents

(b)           Such Sponsor or Beneficial Owner owns of record and has good, valid and marketable title to the Voting Shares set forth opposite such Sponsor or Beneficial Owner’s name on Exhibit A free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of such Sponsor or Beneficial Owner (as applicable)) and has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Voting Shares, and such Sponsor or Beneficial Owner does not own, directly or indirectly, any other Voting Shares.

(c)           Such Sponsor or Beneficial Owner has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Sponsor or Beneficial Owner.

7.  Termination. This Agreement and the obligations of each of the Sponsor and Beneficial Owners under this Agreement shall automatically terminate upon the earliest of: (a) the Initial Merger Effective Time, provided that, Section 3, Section 4, and Section 5 shall survive the Initial Merger Effective Time in accordance with their terms; (b) the valid termination of the BCA in accordance with its terms; and (c) the express mutual written agreement of the Company and the Sponsor. Upon valid termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement, provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

8.  Miscellaneous.

(a)            Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)            All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(b)):

If to the Sponsor, to:

G Squared Ascend Management I, LLC

205 N Michigan Ave

Suite 3770

Chicago, IL 60601

Attention: Ward Davis; Tom Hoban
Email: ward@gsquared.com; tom@gsquared.com

with a copy to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: Ilan Nissan; Pavel Shaitanoff; Dan Espinoza

E-Mail: INissan@goodwinlaw.com; PShaitanoff@goodwinlaw.com; DEspinoza@goodwinlaw.com

If to the Company, to:

Transfix, Inc.

498 7th Avenue

New York, NY 10018

Attention: Nicholas Smolansky, General Counsel
Email: nicksmolansky@transfix.io

with a copy to:

Latham Watkins LLP

555 Eleventh Street NW, Suite 1000

Washington, D.C. 20007

Attention: Paul F. Sheridan
Email: paul.sheridan@lw.com

Latham Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Justin Hamill
Email: Justin.hamill@lw.com

If to any Beneficial Owner, to the address or e-mail address set forth for Sponsor on the signature page hereof.

(c)           If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)          This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e)          This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Founder shall be liable for the breach by any other Founder of this Agreement.

(f)           The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h)          This Agreement may be executed and delivered (including by electronic or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)           Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j)            This Agreement shall not be effective or binding upon any of the Sponsor or Beneficial Owners until such time as the BCA is executed.

(k)           Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (k).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPAC:

G SQUARED ASCEND I INC.

By:	/s/ Ward Davis
Name:	Ward Davis
Title:	Chief Executive Officer

HOLDINGS:

Transfix Holdings, Inc.

By:	/s/ Lily Shen
Name:	Lily Shen
Title:	Chief Executive Officer

COMPANY:

TRANSFIX, INC.

By:	/s/ Lily Shen
Name:	Lily Shen
Title:	Chief Executive Officer

SPONSOR:

G Squared Ascend Management I, LLC

By:	/s/ Larry Aschebrook
Name:	Larry Aschebrook
Title:	Manager

[Signature Page to Sponsor Support Agreement]

BENEFICIAL OWNERS:

Larry Aschebrook

/s/ Larry Aschebrook
Address:
Email:

Ward Davis

/s/ Ward Davis
Address:
Email:

Tom Hoban

/s/ Tom Hoban
Address:
Email:

Thomas Evans

/s/ Thomas Evans
Address:
Email:

Heather Hasson

/s/ Heather Hasson
Address:
Email:

Lauri M. Shanahan

/s/ Lauri M. Shanahan
Address:
Email:

[Signature Page to Sponsor Support Agreement]

Johan Bergqvist

/s/ Johan Bergqvist
Address:
Email:

Kenneth Hahn

/s/ Kenneth Hahn
Address:
Email:

Mike Linton

/s/ Mike Linton
Address:
Email:

John McAteer

/s/ John McAteer
Address:
Email:

Ilan Nissan

/s/ Ilan Nissan
Address:
Email:

Steve Papa

/s/ Steve Papa
Address:
Email:

[Signature Page to Sponsor Support Agreement]

William Tanona

/s/ William Tanona
Address:
Email:

[Signature Page to Sponsor Support Agreement]

EXHIBIT A

SPONSOR & BENEFICIAL OWNERS

Holder	Shares of SPAC Class B Ordinary Shares
Sponsor
G Squared Ascend Management I, LLC	8,349,0001
Beneficial Owners
Larry Aschebrook1	--
Ward Davis1	--
Tom Hoban1	--
Thomas Evans	36,000
Heather Hasson	36,000
Lauri M. Shanahan	36,000
Johan Bergqvist	24,000
Kenneth Hahn	24,000
Mike Linton	24,000
John McAteer	24,000
Ilan Nissan	24,000
Steve Papa	24,000
William Tanona	24,000

1	G Squared Ascend Management I, LLC is governed by managers, Larry Aschebrook, Ward Davis and Tom Hoban.